News Release

Firsthand Technology Value Fund Discloses Top Portfolio Holdings and Preliminary June 30, 2012 Assets

San Jose, CA, July 9, 2012 –Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that its top five holdings as of June 30, 2012 were Facebook, SolarCity, Intevac, Yelp, and Silicon Genesis.

1.
Facebook, Inc. (NASDAQ: FB) is an online social networking service with approximately 900 million active users worldwide. As of June 30, 2012, the Fund’s investment in Facebook consisted of 600,000 shares of common stock and represented approximately 8% of the Fund’s gross assets.

2.
SolarCity Corp. is a leading installer of commercial and residential solar photovoltaic systems. As of June 30, 2012, the Fund’s investment in SolarCity consisted of approximately 420,000 shares of common stock and represented approximately 3% of the Fund’s gross assets.

3.
Intevac, Inc. (NASDAQ: IVAC) produces manufacturing equipment for the solar photovoltaic and disk drive industries. As of June 30, 2012, the Fund’s investment in Intevac consisted of 545,156 shares of common stock and represented approximately 2% of the Fund’s gross assets.

4.
Yelp, Inc. (NASDAQ: YELP) operates a social networking website that allows users to search for and post reviews of local businesses. As of June 30, 2012, the Fund’s investment in Yelp consisted of 125,000 shares of common stock and represented approximately 1% of the Fund’s gross assets.

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5.
Silicon Genesis Corp. is a developer of layer transfer technology for the semiconductor and solar industries. As of June 30, 2012, the Fund’s investment in Silicon Genesis consisted of approximately 8.5 million shares of preferred and common stock, various convertible securities, and warrants to purchase additional common and preferred stock. Silicon Genesis securities represented approximately 1% of the Fund’s gross assets as of June 30, 2012.

The Fund also announced that, as of June 30, 2012, preliminary gross assets of the Fund were approximately $203 million, or $23.75 per share, including cash of approximately $19.30 per share. As of that date, the Fund’s top five holdings constituted 15% of the Fund’s gross assets. Complete financial statements and a detailed schedule of investments for the period ended June 30, 2012 will be made available with the Fund’s quarterly report filing on Form 10-Q in August 2012.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. The Fund currently has 8,556,480 shares outstanding. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are

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subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com